Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232769 on Form S-3 and Registration Statement No. 333-214383 on Form S-8 of our report dated March 4, 2021 relating to the consolidated financial statements of SandRidge Energy, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Houston, Texas
March 4, 2021